Exhibit 99.1

Advance Auto Parts Reports Fourth Quarter and Full Year 2025 Results;

Releases Full Year 2026 Guidance Highlighting Continued Progress on Strategic Plan

● Q4'25 comparable sales growth of 1.1%; Positive sales performance in the last eight weeks

● FY25 adjusted operating margin of 2.5%; Over 200-basis points of year-over-year expansion

RALEIGH, N.C., February 13, 2026 — Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, announced its financial results for the fourth quarter and full year ended January 3, 2026.

"I am pleased with the progress achieved during 2025 and I want to thank our team members for their hard work,” said Shane O'Kelly, president and chief executive officer. "In 2025, we laid the foundation to build a better future for the Company. Our actions are delivering progress on operational goals and financial commitments to our shareholders. We returned to full year positive comparable sales growth following three years of negative results and expanded adjusted operating income margin by over 200-basis points, which were both in line with our full year 2025 guidance range."

"In 2026, we will continue to execute our strategic plan with a focus on the customer and the fundamentals of selling auto parts. This execution is being supported by a solid balance sheet with healthy liquidity to fuel our initiatives. Today, we are announcing 2026 guidance targeting an acceleration in full year comparable sales growth of 1.0% to 2.0% and adjusted operating income margin in the range of 3.8% to 4.5%, which builds on the foundation established thus far."

Fourth Quarter 2025 Results (1,2)

The Company's results for the fourth quarter ended January 3, 2026 included one additional week (the "additional week") as compared to the fourth quarter of the prior year ended December 28, 2024.

Fourth quarter 2025 net sales totaled $2.0 billion, compared with $2.0 billion in the fourth quarter of the prior year. The additional week in fourth quarter 2025 added approximately $132 million to net sales. Fourth quarter 2024 net sales included approximately $74 million related to sales at stores closed in Q1'25 as a result of our optimization program associated with our 2024 Restructuring Plan. Comparable store sales for the fourth quarter 2025 increased 1.1%. The calculation for comparable store sales excludes net sales related to closed stores under the 2024 Restructuring Plan and the additional week.

The Company's fourth quarter 2025 gross profit was $0.9 billion, or 44.0% of net sales compared with $0.3 billion, or 17.4% in the fourth quarter of the prior year. Adjusted gross profit was $0.9 billion, or 44.2% of net sales compared with $0.8 billion, or 39.0% in the fourth quarter of the prior year. The increase in gross profit as a percentage of net sales compared to the same period in the prior year was driven by cycling of atypical items related to our 2024 Restructuring Plan, operational savings associated with the footprint optimization activity completed in Q1'25 associated with our 2024 Restructuring Plan and improvements in product margins from strategic sourcing initiatives.

The Company's fourth quarter 2025 selling, general and administrative (SG&A) expenses were $0.8 billion, or 41.8% of net sales compared with $1.2 billion, or 58.5% of net sales in the fourth quarter of the prior year. Adjusted SG&A expenses were $0.8 billion, or 40.5% of net sales

(1)
All comparisons are based on continuing operations for the same time period in the prior year. The Company calculates comparable store sales based on the change in store sales starting once a location has been open for approximately one year and by including e-commerce sales and excluding sales fulfilled by distribution centers to independently owned Carquest locations. The Company includes sales from relocated stores in comparable store sales from the original date of opening. Closed stores are not included in the comparable store sales calculation. Comparable store sales is intended only as supplemental information and is not a substitute for Net sales presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(2)
Comparative financial information related to results from continuing operations has been recast to reflect the presentation of our former Worldpac, Inc. business (“Worldpac”) as discontinued operations. Refer to the Company’s Annual Report on Form 10-K for 2024, filed with the Securities and Exchange Commission (“SEC”) on February 26, 2025

in the fourth quarter of 2025 compared with $0.9 billion, or 43.9% of net sales in the prior year quarter. The reduction in SG&A expenses as a percentage of net sales compared to the same period in the prior year was driven by cycling of atypical items related to our 2024 Restructuring Plan, and the operation of fewer stores compared to last year.

The Company's fourth quarter 2025 operating income was $44 million, or 2.2% of net sales, compared with operating loss of $820 million, or (41.1)% of net sales in the fourth quarter of the prior year. Adjusted fourth quarter 2025 operating income was $73 million or 3.7% of net sales, compared with a loss of $99 million or (5.0)% of net sales in the prior year quarter. The additional week in fourth quarter 2025 added approximately $9 million to adjusted operating income.

The Company's diluted earnings per share was $0.49, compared with a loss of $(10.16) in the fourth quarter of 2024. The Company's adjusted diluted earnings per share was $0.86 compared with a loss $(1.18) in the fourth quarter of 2024. The additional week in fourth quarter 2025 added approximately $0.08 to adjusted diluted earnings per share.

Full Year 2025 Results (1,2)

The Company's results for the full year ended January 3, 2026 included one additional week (the "additional week") as compared to the fiscal year ended December 28, 2024.

Full year 2025, net sales totaled $8.6 billion, compared with $9.1 billion in full year 2024. Full year 2025 net sales included $51 million related to the store optimization program associated with our 2024 Restructuring Plan, compared with approximately $74 million in full year 2024. The additional week added approximately $132 million to net sales in full year 2025. Comparable store sales for full year 2025 increased 0.8%. The calculation for comparable store sales excludes net sales related to the store optimization program and the additional week.

The Company's full year 2025 gross profit was $3.7 billion, or 43.4% of net sales compared with $3.4 billion or 37.5% of net sales in the prior year. Adjusted full year 2025 gross profit was $3.8 billion or 43.9% of net sales, compared with $3.8 billion or 42.2% of net sales in the prior year.

The Company's full year 2025 SG&A was $3.8 billion, or 43.9% of net sales, compared with $4.1 billion, or 45.3% of net sales in the prior year. Adjusted full year 2025 SG&A was $3.6 billion, or 41.4% of net sales, compared with $3.8 billion, or 41.8% of net sales, in the prior year.

The Company's full year 2025 operating loss was $43 million, or (0.5)% of net sales, compared with a loss of $713 million or (7.8)% of net sales in the prior year. Adjusted full year 2025 operating income was $216 million or 2.5% of net sales, compared with adjusted operating income of $35 million or 0.4% of net sales in the prior year. The store optimization program associated with our 2024 Restructuring Plan negatively impacted full year 2025 adjusted operating income by approximately $37 million. The additional week in full year 2025 added approximately $9 million to adjusted operating income.

The Company's full year 2025 diluted earnings per share was $1.13, compared with a loss of $(9.80) in the prior year. Adjusted full year 2025 diluted earnings per share was $2.26, compared with a loss of $(0.29) in the prior year. The additional week in full year 2025 added approximately $0.08 to adjusted diluted earnings per share.

Net cash used in operating activities was $46 million for the full year 2025 versus $141 million provided by operating activities for the prior year. Free cash flow for the full year 2025 was an outflow of $298 million, compared with an outflow of $40 million in the prior year. Free cash flow through the fourth quarter of 2025 includes approximately $140 million of cash charges related to restructuring and other related expenses.

Capital Allocation

On February 10, 2026, the Company declared a regular cash dividend of $0.25 per share to be paid on April 24, 2026 to all common stockholders of record as of April 10, 2026.

Full Year 2026 Guidance(1)

	As of February 13, 2026
($ in millions, except per share data)	Low	High
Net sales	$8,485	$8,575
Comparable store sales (52 weeks)(2)	1.00%	2.00%
Adjusted operating income margin	3.80%	4.50%
Adjusted diluted EPS(3)	$2.40	$3.10
Capital expenditures	Approx. $300
Free cash flow	Approx. $100

Store growth
Store Openings	40 - 45
Market hub openings	10 - 15

(1)
Adjusted operating income margin, Adjusted diluted EPS and Free cash flow are non-GAAP measures. For a better understanding of the Company's non-GAAP adjustments, refer to the reconciliation of non-GAAP financial measures in the accompanying financial tables. The Company is not able to provide a reconciliation of these forward-looking non-GAAP measures presented herein because it is unable to predict with reasonable accuracy the value of certain adjustments and as a result, the comparable GAAP measures are unavailable without unreasonable efforts.
(2)
Comparable store sales for fiscal 2026 is calculated based on an adjusted fiscal 2025 baseline to account for the 53rd week. The Company calculates comparable store sales based on the change in store sales starting once a location has been open for approximately one year and by including e-commerce sales and excluding sales fulfilled by distribution centers to independently owned Carquest locations. The Company includes sales from relocated stores in comparable store sales from the original date of opening. Comparable store sales is intended only as supplemental information and is not a substitute for Net sales presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
(3)
Includes pre-tax interest expense of approximately $210 million and pre-tax interest income of approximately $80 million.

Investor Conference Call

The Company will detail its results for the fourth quarter and full year 2025 via a webcast scheduled to begin at 8 a.m. Eastern Time on Friday, February 13, 2026. The webcast will be accessible via the Investor Relations page of the Company's website (ir.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the Company suggests registering a minimum 10 minutes before the start of the call. A replay of the conference call will be available on the Company's Investor Relations website for one year.

About Advance Auto Parts

Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of January 3, 2026, Advance operated 4,305 stores primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The Company also served 809 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Lavesh Hemnani	Nicole Ducouer
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advance-auto.com	E: AAPcommunications@advance-auto.com

Forward-Looking Statements

Certain statements herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast, “guidance,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “target,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the Company’s strategic initiatives, future business and financial performance, revenue, earnings, cash flow, liquidity, restructuring and asset optimization plans, financial objectives, including with respect to the Company's reorganized debt capital structure, operational plans and objectives, capital expenditures, organizational changes, cost reductions, expectations for macroeconomic conditions, marketing strategies, inflation, impairments, consumer behavior and preferences, labor costs and availability, supply chain and merchandising strategies and effects, technology investments, effective tax rates, regulatory changes and impacts, anticipated impacts of tariffs and other trade barriers, compliance with debt covenants, statements about the status of, and capacity and utilization under, the Company’s supply chain financing arrangements and statements about the Company’s future credit ratings and outlook as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the Company’s views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the Company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, the Company’s ability to hire, train and retain qualified employees, the timing and implementation of strategic initiatives, risks associated with the Company’s restructuring and asset optimization plans, risks relating to incurrence of indebtedness and increased leverage, risks relating to the Company's credit ratings or perceived creditworthiness, deterioration of general macroeconomic conditions, geopolitical factors, including increased tariffs and trade restrictions, the highly competitive nature of the industry, demand for the Company’s products and services, risks relating to the impairment of assets, including intangible assets such as goodwill, access to financing on favorable terms, complexities in the Company’s inventory and supply chain, implementation and operation of information and technology systems, and challenges with transforming and growing its business. Please refer to “Item 1A. Risk Factors” of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated by the Company’s subsequent filings with the SEC, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions), (unaudited)(1)

Assets	January 3, 2026	December 28, 2024
Current assets:
Cash and cash equivalents	$3,123	$1,869
Receivables, net	380	544
Inventories, net	3,646	3,612
Other current assets	141	118
Total current assets	7,290	6,143
Property and equipment, net	1,269	1,334
Operating lease right-of-use assets	2,157	2,243
Goodwill	600	598
Other intangible assets, net	400	406
Other assets	110	74
Total assets	$11,826	$10,798
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,977	$3,408
Accrued expenses	756	784
Other current liabilities	443	473
Total current liabilities	4,176	4,665
Long-term debt	3,412	1,789
Operating lease liabilities	1,812	1,897
Deferred income taxes	142	193
Other long-term liabilities	86	84
Total liabilities	9,628	8,628
Total stockholders' equity	2,198	2,170
Total liabilities and stockholders' equity	$11,826	$10,798

(1) This condensed consolidated balance sheet has been prepared on a basis consistent with the Company's previously prepared balance sheets filed with the Securities and Exchange Commission ("SEC"), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).

Advance Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions, except per share data), (unaudited)(1)

	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net sales	$1,973	$1,996	$8,601	$9,094
Cost of sales	1,104	1,649	4,868	5,685
Gross profit	869	347	3,733	3,409
Selling, general and administrative expenses, exclusive of restructuring expenses	802	879	3,572	3,813
Restructuring and related expenses	23	288	204	309
Selling, general and administrative expenses	825	1,167	3,776	4,122
Operating income (loss)	44	(820)	(43)	(713)
Other, net:		-		-
Interest expense	(53)	(19)	(139)	(81)
Other income, net	30	14	91	26
Total other, net	(23)	(5)	(48)	(55)
Income (loss) before income tax expense	21	(825)	(91)	(768)
Income tax benefit	(9)	(215)	(159)	(181)
Net income (loss) from continuing operations	30	(610)	68	(587)
Net (loss) income from discontinued operations	(24)	195	(24)	251
Net income (loss)	$6	$(415)	$44	$(336)

Basic earnings (loss) per common share from continuing operations	$0.50	$(10.20)	$1.13	$(9.84)
Basic (loss) earnings per common share from discontinued operations	(0.40)	3.26	(0.40)	4.21
Basic earnings (loss) per common share	$0.10	$(6.94)	$0.73	$(5.63)
Basic weighted-average common shares outstanding	60.0	59.7	59.9	59.6

Diluted earnings (loss) per common share from continuing operations	$0.49	$(10.16)	$1.13	$(9.80)
Diluted (loss) earnings per common share from discontinued operations	(0.39)	3.24	(0.40)	4.19
Diluted earnings (loss) per common share	$0.10	$(6.92)	$0.73	$(5.61)
Diluted weighted-average common shares outstanding	60.8	60.0	60.6	59.9

(1) These condensed consolidated statements of operations have been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but do not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions), (unaudited)(1)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	January 3, 2026	December 28, 2024
Cash flows from operating activities:
Net income (loss)	$44	$(336)
Net (loss) income from discontinued operations	(24)	251
Net income (loss) from continuing operations	68	(587)
Adjustments to reconcile net income from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	272	292
Share-based compensation	36	42
Loss on sale and impairment of long-lived assets	25	158
Credit loss expense, net	62	56
Provision for deferred income taxes	(43)	(203)
Other, net	16	4
Net change in:
Receivables, net	138	7
Inventories, net	(21)	270
Operating lease right of use assets	67	73
Other assets	(22)	74
Accounts payable	(469)	(110)
Accrued expenses	(60)	127
Operating lease liabilities	(114)	(60)
Other liabilities	(1)	(2)
Net cash (used in) provided by operating activities of continuing operations	(46)	141
Net cash used in operating activities of discontinued operations	-	(56)
Net cash (used in) provided by operating activities	(46)	85
Cash flows from investing activities:
Purchases of property and equipment	(252)	(181)
Proceeds from sales of property and equipment	21	14
Other, net	(8)	-
Net cash used in investing activities of continuing operations	(239)	(167)
Net cash provided by investing activities of discontinued operations	-	1,522
Net cash (used in) provided by investing activities	(239)	1,355
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,950	-
Repayment of long-term debt	(300)	-
Debt issuance costs	(47)	-
Dividends paid	(60)	(60)
Other, net	(5)	(15)
Net cash provided by (used in) financing activities	1,538	(75)

Effect of exchange rate changes on cash	1	1

Net increase in cash and cash equivalents	1,254	1,366
Cash and cash equivalents, beginning of period	1,869	503
Cash and cash equivalents, end of period	$3,123	$1,869

Supplemental cash flow information:
Interest paid	$76	$76

Non-cash transactions of continuing operations:

Accrued purchases of property and equipment	$14	$15
Transfers of property and equipment from assets related to discontinued operations to continuing operations	-	7
Accrued dividends	16	16

(1) This condensed consolidated statement of cash flows has been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but does not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures described below to supplement the Company's unaudited condensed consolidated financial statements prepared and presented in accordance with GAAP and to understand and evaluate the Company's core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented as the Company believes that such non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to important metrics used by management for financial and operational decision-making. The Company is presenting these non-GAAP metrics to provide investors insight to the information used by our management to evaluate our business and financial performance. The Company believes that these measures provide investors increased comparability of our core financial performance over multiple periods with other companies in our industry. The Company's Non-GAAP financial measures reflect results from continuing operations, including Adjusted Net (loss) Income, Adjusted Diluted (loss) Earnings Per Share (“Adjusted Diluted EPS”), Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Selling, General and Administrative expense (“Adjusted SG&A”), Adjusted SG&A Margin, Adjusted Operating (loss) Income, Adjusted Operating (loss) Income Margin, Free Cash Flow and Adjusted Net Debt to Adjusted EBITDAR ("Net Leverage Ratio"), and should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing operating performance, financial position or cash flows.

The Company has presented these non-GAAP financial measures as the Company believes that the presentation of the financial results that exclude (1) transformation expenses under the Company’s turnaround plans, inclusive of the Worldpac divestiture (2) other significant expenses and (3) nonrecurring tax expense are useful and indicative of the Company's base operations because the expenses vary from period to period in terms of size, nature and significance. The income tax impact of these non-GAAP adjustments is adjusted for using the estimated tax rate in effect for the respective non-GAAP adjustments. These measures assist in comparing the Company’s current operating results with past periods and with the operational performance of other companies in the industry. The disclosure of these measures allows investors to evaluate the Company’s performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses the Company has determined are not normal, recurring cash operating expenses necessary to operate the Company’s business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

Transformation Expenses

Expenses incurred in connection with the Company's turnaround plan and specific transformative activities related to asset optimization that the Company does not view to be normal cash operating expenses. These expenses primarily include:

•
Restructuring and other related expenses: Expenses relating to strategic initiatives, including severance expense, retention bonuses offered to store-level employees to help facilitate the closing of stores, incremental reserves related to the collectibility of receivables resulting from contract terminations with certain independents associated with the 2024 Restructuring Plan and third-party professionals assisting in the development and execution of the strategic initiatives.
•
Inventory write-down: Expenses relating to the incremental write-down of inventory to net realizable value due to liquidation sales and streamlining inventory assortment due to store and distribution center closures associated with the 2024 Restructuring Plan.
•
Impairment and write-down of long-lived assets: Expenses relating to the impairment of operating lease right-of-use ("ROU") assets and property and equipment, incremental depreciation as a result of accelerating long-lived assets over a shorter useful life, ROU asset amortization after store closure, and incremental lease abandonment expenses as a result of accelerating ROU asset amortization for leases the Company expects to exit before the end of the contractual term, net of gains on lease terminations, in connection with the 2024 Restructuring Plan and Other Restructuring Plan.
•
Distribution network optimization: Expenses primarily relating to the conversion of the stores and distribution centers to market hubs, including, realized losses on liquidated inventory, temporary labor, nonrecurring professional service fees and team member severance.

Other Expenses

Expenses incurred by the Company that are not viewed as normal cash operating expenses and vary from period to period in terms of size, nature, and significance. These expenses primarily include:

•
Other professional service fees: Expenses relating to nonrecurring services rendered by third-party vendors engaged to perform a strategic business review, including the Company’s transformation initiatives.
•
Worldpac post transaction-related expenses: Expenses primarily relating to non-recurring separation activities provided by third-party professionals subsequent to the sale of Worldpac.
•
Executive turnover: Expenses associated with executive level reorganization, including expenses for executive severance, the hiring search for leadership positions and certain compensation benefits.
•
Material weakness remediation: Incremental expenses associated with the remediation of the Company’s previously-disclosed material weaknesses in internal control over financial reporting.
•
Cybersecurity incident: Expenses related to the response and remediation of a cybersecurity incident.
•
Other: Includes a non-cash charge related to expected future credit losses on vendor receivables due from a vendor that filed voluntary petitions for Chapter 11 bankruptcy protection.
•
Other tax adjustments: Certain tax items that are unrelated to the fiscal year in which they are recorded are excluded in order to provide a clearer understanding of the Company’s ongoing Non-GAAP tax rate and after-tax earnings.

Reconciliation of Diluted Earnings (loss) Per Share (GAAP) and Adjusted Diluted Earnings (loss) Per Share (Non-GAAP):

		Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	Classification	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net income (loss) from continuing operations (GAAP)		$30	$(610)	$68	$(587)
Cost of sales adjustments:
Transformation expenses:
Inventory write-down	Restructuring	-	431	-	431
Distribution network optimization	Restructuring	4	-	12	-
Expected future credit loss related to other receivables(1)	Non-restructuring	-	-	28	-
Selling, general and administrative adjustments:
Transformation expenses:
Restructuring and other related expenses (2)	Restructuring	10	61	88	61
Impairment and write-down of long-lived assets (3)	Restructuring	6	204	83	204
Distribution network optimization	Restructuring	5	6	20	20
Other expenses:
Other professional service fees	Non-restructuring(6)	2	10	14	15
Worldpac post transaction-related expenses	Restructuring	1	7	8	7
Executive turnover	Restructuring	1	-	5	2
Material weakness remediation	Non-restructuring	-	2	1	5
Cybersecurity incident	Non-restructuring	-	-	-	3
Other income adjustments:
TSA services		-	(2)	(9)	(3)
Loss on extinguishment of debt		-	-	9	-
Provision for income taxes on adjustments (4)		(7)	(180)	(64)	(185)
Other tax (benefit) expense adjustments (5)		-	-	(126)	10
Adjusted net income (loss) (Non-GAAP)		$52	$(71)	$137	$(17)

Diluted earnings (loss) per share from continuing operations (GAAP)		$0.49	$(10.16)	$1.13	$(9.80)
Adjustments, net of tax		0.37	8.98	1.13	9.51
Adjusted diluted earnings (loss) per share (Non-GAAP)		$0.86	$(1.18)	$2.26	$(0.29)

(1) Reflects a charge for expected future credit losses related to vendor receivables due from a vendor that filed petitions for Chapter 11 bankruptcy protection on September 28, 2025.

(2) Restructuring and other related expenses for the thirteen weeks ended January 3, 2026 includes $1 million of nonrecurring services rendered by third party vendors assisting with the 2024 Restructuring Plan, $2 million of severance and other related costs and $7 million of other-related expenses associated with location closures, including the transfer of assets. Restructuring and other related expenses for the fifty-three weeks ended January 3, 2026 includes $38 million of nonrecurring services rendered by third party vendors assisting with the 2024 Restructuring Plan, $18 million of severance and other related costs, $7 million for reserves on independent loans and $25 million of other related expenses associated with location closures, including the transfer of assets. Restructuring and other related expenses for the fifty-two weeks ended December 28, 2024 includes $25 million of incremental receivable reserves resulting from contract terminations with certain independents as part of the 2024 Restructuring Plan, $15 million of severance and other labor related costs as part of the 2024 Restructuring Plan, and $21 million of nonrecurring services rendered by third party vendors assisting with the 2024 Restructuring Plan.

(3) The Company recorded incremental accelerated depreciation and amortization for property and equipment and ROU assets of $4 million and impairment charges for ROU assets and property and equipment of $2 million, net of gains on sale, for the thirteen weeks ended January 3, 2026. The Company recorded incremental accelerated depreciation and amortization for property and equipment and ROU assets of $60 million and impairment charges for ROU assets and property and equipment of $23 million, net of gains on sale, for the fifty-three weeks ended January 3, 2026. The Company recorded incremental accelerated depreciation and amortization for property and equipment and ROU assets of $171 million and impairment charges for ROU assets and property and equipment of $33 million, net of gains on sale, for the fifty-two weeks ended December 28, 2024

(4) The income tax impact of Non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective Non-GAAP adjustments.

(5) Income tax (benefit) expenses included a discrete non-recurring tax benefit associated with capital loss deductions effectuated in the first quarter of fiscal 2025. The benefit has been excluded from Non-GAAP results in order to provide a clearer understanding of ongoing Non-GAAP tax rate and after-tax earnings.

(6) Other professional service fees in fiscal 2024 were classified as restructuring and related expenses based on the underlying activity to which they are related.

Reconciliation of Adjusted Gross Profit

	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
(in millions)	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Gross Profit (GAAP)	$869	$347	$3,733	$3,409
Gross Profit adjustments	4	431	40	431
Adjusted Gross Profit (Non-GAAP)	$873	$778	$3,773	$3,840
Gross Profit Margin (GAAP)(1)	44.0%	17.4%	43.4%	37.5%
Adjusted Gross Profit Margin (Non-GAAP)(1)	44.2%	39.0%	43.9%	42.2%

(1) These GAAP and Non-GAAP measures are calculated as a percentage of Net sales.

Reconciliation of Adjusted Selling, General and Administrative Expenses

	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
(in millions)	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
SG&A expenses (GAAP)	$825	$1,167	$3,776	$4,122
SG&A adjustments	(25)	(290)	(219)	(317)
Adjusted SG&A (Non-GAAP)	$800	$877	$3,557	$3,805
SG&A Margin (GAAP)(1)	41.8%	58.5%	43.9%	45.3%
Adjusted SG&A Margin (Non-GAAP)(1)	40.5%	43.9%	41.4%	41.8%

(1) These GAAP and Non-GAAP measures are calculated as a percentage of Net sales.

Reconciliation of Adjusted Operating Income:

	Thirteen Weeks Ended	Twelve Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
(in millions)	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Operating Income (Loss) (GAAP)	$44	$(820)	$(43)	$(713)
Gross Profit adjustments	4	431	40	431
SG&A adjustments	25	290	219	317
Adjusted Operating Income (Loss) (Non-GAAP)	$73	$(99)	$216	$35
Operating Income (Loss) Margin (GAAP)(1)	2.2%	(41.1)%	(0.5)%	(7.8)%
Adjusted Operating Income (Loss) Margin (Non-GAAP)(1)	3.7%	(5.0)%	2.5%	0.4%

(1) These GAAP and Non-GAAP measures are calculated as a percentage of Net sales.

Reconciliation of Free Cash Flow:

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
(in millions)	January 3, 2026	December 28, 2024
Cash flows from continuing operations	$(46)	$141
Purchases of property and equipment	(252)	(181)
Free cash flow	$(298)	$(40)

(1) Includes approximately $140 million of cash charges related to restructuring and other related expenses.

Reconciliation of Adjusted Net Debt to Adjusted EBITDAR(1)

Four Quarters Ended
(in millions, except adjusted debt to EBITDAR ratio)	January 3, 2026
Total Debt (GAAP)	$3,412
Add: Operating lease liabilities	2,247
Less: Cash & cash equivalents	(3,123)
Adjusted Net Debt (Non-GAAP)	$2,536

Net income from continuing operations (GAAP)	$68
Depreciation and amortization	272
Interest expense	139
Other income, net	(91)
Income tax benefit	(159)
Rent expense	557
Share-based compensation	36
Transformation and other charges(2)	227
Adjusted EBITDAR (Non-GAAP)	$1,049

Debt to Net income from continuing operations (GAAP)	50.2
Adjusted Net Debt to Adjusted EBITDAR (Non-GAAP)	2.4

(1) Management believes its Adjusted Net Debt to Adjusted EBITDAR ratio (“net leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to re-establish an investment grade rating. The Company's credit rating could impact the Company's ability to obtain additional funding. A negative change in the Company's investment rating, could negatively impact future performance and limit growth opportunities. The net leverage ratio calculated by the Company is a Non-GAAP measure and should not be considered a substitute for debt to net income, as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense, transformational and other non-cash charges, deduct available cash & cash equivalents and to add back the Company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The Company’s calculation of its net leverage ratio may not be calculated in the same manner as other companies, and thus may not be comparable to similarly titled measures used by other companies.

(2) The adjustments to the four quarters ended January 3, 2026 include expenses associated with our transformation and restructuring and related activities, in addition to other items, including a charge for expected future credit losses related to vendor receivables due from a vendor that filed petitions for Chapter 11 bankruptcy protection on September 28, 2025, the Company's material weakness remediation efforts, professional fees and executive turnover.

Store Information:

During the fifty-three weeks ended January 3, 2026, 39 stores were opened and 522 were closed, resulting in a total of 4,305 stores as of January 3, 2026, compared with a total of 4,788 stores as of December 28, 2024.

The below table summarizes the changes in the number of company-operated stores during the thirteen and fifty-three weeks ended January 3, 2026:

	Thirteen Weeks Ended
	AAP	CARQUEST	Total
October 4, 2025	4,061	236	4,297
New	9	4	13
Closed	(4)	(1)	(5)
Relocation	—	—	—
Converted	—	—	—
January 3, 2026	4,066	239	4,305

	Fifty-Three Weeks Ended
	AAP	CARQUEST	Total
December 28, 2024	4,507	281	4,788
New	31	8	39
Closed	(474)	(48)	(522)
Relocation	1	(1)	—
Converted	1	(1)	—
January 3, 2026	4,066	239	4,305